EXHIBIT 99.1

3D Systems Reports
First Quarter 2022 Financial Results

ROCK HILL, South Carolina - May 9, 2022 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the first quarter ended March 31, 2022.

First Quarter Financial and Operational Results

•Q1 2022 revenue of $133.0 million declined 9.0% compared to Q1 2021 driven solely by divestitures of non-core assets; adjusted for divestitures(1), revenue increased 10% compared to Q1 2021, reflecting continued strength in both the Industrial and Healthcare Solutions segments
•Adjusted EBITDA margin(1) of 1.4% reflects continued investments in growth areas of our business and product portfolio, combined with seasonally lower revenue
•Diluted GAAP loss per share of $0.21, and diluted Non-GAAP loss per share(1) of $0.06
•Cash and short-term investments on the balance sheet of $745.6 million position the company for continued investments in 2022
•Subsequent to Q1 2022, closed the previously announced acquisitions of Titan and Kumovis

	Quarter Ended March 31,
(in millions, expect per share data)	2022	2021
Revenue	$133.0	$146.1
Operating loss	$(23.2)	$(2.0)
Net (loss) income	$(26.8)	$45.2
Net (loss) income per share - basic	$(0.21)	$0.37
Net (loss) income per share - diluted	$(0.21)	$0.36

Non-GAAP measures for year-over-year comparisons (1)
Non-GAAP operating (loss) income	$(3.9)	$13.1
Non-GAAP net (loss) income	$(7.2)	$20.9
Non-GAAP (loss) income per share - basic	$(0.06)	$0.17
Non-GAAP (loss) income per share - diluted	$(0.06)	$0.17
Adjusted EBITDA	$1.9	$19.8

(1) See “Presentation of Information in this Press Release” below for a description and the Appendix for reconciliation of non-GAAP revenue, operating income (loss), net income (loss) and basic and diluted income (loss) per share to the most closely comparable GAAP measure

Summary Comments on Results

Commenting on the results, President and CEO, Dr. Jeffrey Graves said, “I’m pleased that, despite its many challenges, including significant supply-chain pressures, heightened inflation, the ongoing pandemic and geopolitical tensions arising from the Russian invasion of Ukraine, we experienced continued strong demand for our products and services throughout the first quarter. Because we believe that this demand, driven by new production applications of additive technology will be sustained, we are continuing to invest heavily in new product development, along with improvements in our core infrastructure that are necessary to support sustained double-digit organic growth in the years ahead.”

Dr. Graves continued, “With our organization now fully centered on our two business units, Healthcare and Industrial Solutions, we are focused on offering the strongest and most complete portfolio of additive manufacturing technologies, brought together with the most knowledgeable and creative engineering teams, to solve the most valuable production application needs of our customers. The effectiveness of this approach, which differentiates us in our industry, was demonstrated in the first quarter with revenue growth in our core businesses of 10% when adjusted for divestitures. This growth was led by our Industrial Solutions business, which delivered over 15% revenue growth year-over-year when adjusted for divestitures, reflecting the increased adoption of additive solutions in production environments across the world’s manufacturing community. Additionally, we also experienced solid revenue growth within our Healthcare segment when adjusted for divestitures, albeit at a slower pace due to supply chain disruptions and the impact of a new product introduction.”

Dr. Graves summarized, “As we now move fully into 2022, there are clear challenges that all companies are facing, the duration of which is unknown. However, I am very encouraged by the resiliency of demand that we continue to see for new production applications of additive manufacturing, driven in part by these same challenges, in combination with the success customers are experiencing as they increasingly move toward full implementation in production-scale environments. With our industry-leading breadth of technology solutions and application expertise, I believe we are well positioned to meet our customers' needs and create value for all of our stakeholders."

Summary of First Quarter Results

Revenue for the first quarter of 2022 decreased 9.0% to $133.0 million, solely as a result of businesses divested during 2021. Compared to the fourth quarter of 2021, company revenue decreased 11.9% due to seasonality in the business. When excluding revenue from divestitures, the business grew 10% over the same period last year. The strong divestiture-adjusted revenue growth is primarily attributed to increased product and service demand across both business segments. Industrial revenue decreased 6.6% to $68.7 million compared to the same period last year, however, when adjusted for divestitures, Industrial revenue increased 15.7% year-over-year. Healthcare revenue decreased 11.3% year-over-year to $64.3 million, compared to the same period last year. Adjusted for divestitures, Healthcare revenue increased 4.6% year-over-year.

GAAP and Non-GAAP gross profit margin(1) in the first quarter of 2022 was 40.4% and 40.6%, respectively, compared to 44.0% for both in the same period last year. Gross profit margin decreased due to year over year product mix changes primarily as a result of divestitures and supply chain pressures.

Operating expenses increased 16.4% to $77.0 million in the first quarter of 2022, compared to the same period a year ago, primarily due to expenses from acquisitions and increased investments in product development and core infrastructure to drive future growth. On a non-GAAP basis, operating expenses(1) were $57.8 million, a 13.0% increase from the first quarter of the prior year. The higher non-GAAP operating expenses reflect spending in targeted areas to support future growth, including expenses from acquired companies, research and development, and bad debt expense due to heightened geopolitical activity.

Updating 2022 Outlook

3D Systems is narrowing its full-year 2022 guidance. The company now expects revenue to be within a range of $580 million and $625 million. The company expects non-GAAP gross margins to be between 40% to 43%. Given the company's planned investment profile, the company now expects non-GAAP operating expenses to be between $235 million and $250 million. This 2022 guidance assumes no significant changes in macroeconomic events that could negatively impact our business, such as COVID-19, geopolitical events, or other factors that could impact either demand or disrupt our supply chain.

Financial Liquidity

At March 31, 2022, the company had cash and short-term investments on hand of $745.6 million. Cash and short-term investments have increased $613.2 million since March 31, 2021, driven primarily by net proceeds from divestitures of $366.7 million, $446.5 million of proceeds from the issuance of convertible notes, and cash generated from operations of $4.6 million, partially offset by capital expenditures and payments for 2021 acquisitions. On April 1, 2022, we completed the acquisitions of Kumovis GmbH ("Kumovis") and Titan Additive LLC ("Titan") for a combined all cash purchase price of $80 million, before customary closing adjustments. The purchase price was funded with cash on hand.

Q1 2022 Conference Call and Webcast

3D Systems will host a conference call and simultaneous webcast to discuss these results tomorrow morning, which may be accessed as follows:

Date: Tuesday, May 10, 2022
Time: 8:30 a.m. Eastern Time
Listen via webcast: www.3dsystems.com/investor
Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain non-GAAP measures, including: non-GAAP revenue, non-GAAP Gross profit, non-GAAP Gross profit margin, non-GAAP Operating expenses, non-GAAP Operating (loss)/income, non-GAAP Interest and other income/(expense), net, non-GAAP Net income (loss), non-GAAP Basic and Diluted Income (Loss) per Share, adjusted EBITDA and adjusted EBITDA Margin. These non-GAAP measures exclude certain special items that management does not view as part of 3D Systems’ underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the non-GAAP measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of period-over-period results. Additionally, management uses the non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated the same as similarly titled measures used by other companies. These non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the non-GAAP measures, 3D Systems excludes the impact of the following items:

•amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;
•costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;
•stock-based compensation expenses, a non-cash expense;
•restructuring charges (cost optimization plans), impairment charges, including goodwill, divestiture gains or losses, and severance charges pertaining to senior level employees;
•certain compensation expense related to the 2021 Volumetric acquisition; and
•revenue from divestitures included in comparable periods necessary to calculate revenue growth excluding the impact of divestitures

Amortization of intangibles, acquisition and divestiture related costs are excluded from non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from non-GAAP measures. Stock-based compensation expenses will recur in future periods. Restructuring charges (cost optimization plans), impairment charges, including goodwill, divestiture gains or losses, and severance charges pertaining to senior level employees, are excluded from non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating non-GAAP net income and basic and diluted earnings per share.

Non-GAAP revenue as defined in this earnings release is as reported revenue less revenue from businesses divested in 2021.

Adjusted EBITDA, defined as net income, plus income tax (provision)/benefit, interest and other income/(expense), net, stock-based compensation expense, amortization of intangibles, depreciation expense and other non-recurring and/or non-cash items all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking non-GAAP gross margins and non-GAAP operating expenses to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including legal, acquisition expenses, stock-compensation expense, intangible amortization expense, restructuring expenses, and goodwill impairment, are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 30 years ago, 3D Systems brought the innovation of 3D printing to the manufacturing industry. Today, as the leading Additive Manufacturing solutions partner, we bring innovation, performance, and reliability to every interaction - empowering our customers to create products and business models never before possible. Thanks to our unique offering of hardware, software, materials and services, each application-specific solution is powered by the expertise of our application engineers who collaborate with customers to transform how they deliver their products and services. 3D Systems’ solutions address a variety of advanced applications in Healthcare and Industrial markets such as Medical and Dental, Aerospace & Defense, Automotive and Durable Goods. More information on the company is available at www.3dsystems.com

Investor Contact: investor.relations@3dsystems.com
Media Contact: press@3dsystems.com

Tables Follow

3D Systems Corporation
Unaudited Condensed Consolidated Balance Sheets
March 31, 2022 and December 31, 2021

(In thousands, except par value)	March 31, 2022 (unaudited)	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$389,270	$789,657
Short-term investments	356,340	—
Accounts receivable, net of reserves — $3,464 and $2,445	100,341	106,540
Inventories	101,647	92,887
Prepaid expenses and other current assets	40,130	42,653
Total current assets	987,728	1,031,737
Property and equipment, net	54,827	57,257
Intangible assets, net	46,205	45,835
Goodwill	340,695	345,588
Right of use assets	44,440	46,356
Deferred income tax asset	4,548	5,054
Other assets	28,120	17,272
Total assets	$1,506,563	$1,549,099
LIABILITIES AND EQUITY
Current liabilities:
Current right of use liabilities	8,299	8,344
Accounts payable	57,347	57,366
Accrued and other liabilities	46,258	76,994
Customer deposits	5,314	7,281
Deferred revenue	33,020	28,027
Total current liabilities	150,238	178,012
Long-term debt, net of deferred financing costs	447,534	446,859
Long-term right of use liabilities	45,283	47,420
Deferred income tax liability	2,181	2,173
Other liabilities	34,451	32,254
Total liabilities	679,687	706,718

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; issued 130,365 and 128,375	130	128
Additional paid-in capital	1,519,242	1,501,210
Accumulated deficit	(648,050)	(621,251)
Accumulated other comprehensive loss	(44,446)	(37,706)
Total stockholders’ equity	826,876	842,381
Total liabilities and stockholders’ equity	$1,506,563	$1,549,099

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2022 and 2021

	Quarter Ended March 31,
(in thousands, except per share amounts)	2022	2021
Revenue:
Products	$100,551	$93,648
Services	32,450	52,468
Total revenue	133,001	146,116
Cost of sales:
Products	58,472	53,364
Services	20,734	28,512
Total cost of sales	79,206	81,876
Gross profit	53,795	64,240
Operating expenses:
Selling, general and administrative	55,415	49,600
Research and development	21,612	16,599
Total operating expenses	77,027	66,199
Loss from operations	(23,232)	(1,959)
Interest and other (expense) income , net	(2,283)	38,853
(Loss) income before income taxes	(25,515)	36,894
(Provision) benefit for income taxes	(1,284)	8,334
Net (loss) income	$(26,799)	$45,228

Net (loss) income per common share:
Basic	$(0.21)	$0.37
Diluted	$(0.21)	$0.36

Weighted average shares outstanding:
Basic	126,728	121,705
Diluted	126,728	125,070

3D Systems Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2022 and 2021

	Quarter Ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net (loss) income	$(26,799)	$45,228
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	9,147	9,102
Stock-based compensation	12,658	11,050
Unrealized gain on exchange rate	(439)	—
Provision for inventory obsolescence and revaluation	(517)	—
Loss on hedge accounting de-designation and termination	—	721
Provision for bad debts	1,076	(142)
Loss (Gain) on the disposition of businesses, property, equipment and other assets	137	(39,401)
Provision (benefit) for deferred income taxes and reserve adjustments	466	(8,889)
Asset impairment	40	—
Changes in operating accounts:
Accounts receivable	3,173	15,941
Inventories	(8,822)	2,699
Prepaid expenses and other current assets	2,225	(2,303)
Accounts payable	277	1,665
Deferred revenue and customer deposits	1,901	1,552
Accrued and other liabilities	(8,679)	(17,491)
All other operating activities	(969)	8,721
Net cash (used in) provided by operating activities	(15,125)	28,453
Cash flows from investing activities:
Purchases of property and equipment	(4,079)	(3,878)
Purchases of short-term investments	(366,005)	—
Sales and maturities of short-term investments	6,170	—
Proceeds from sale of assets and businesses, net of cash	—	54,747
Acquisitions and other investments, net	(9,335)	—
Other investing activities	40	(306)
Net cash (used in) provided by investing activities	(373,209)	50,563
Cash flows from financing activities:
Repayment of borrowings/long-term debt	—	(21,392)
Purchase of noncontrolling interest	(2,300)	(4,000)
Payments related to net-share settlement of stock-based compensation	(10,052)	(2,749)
Other financing activities	(166)	(196)
Net cash used in financing activities	(12,518)	(28,337)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	464	(2,434)
Net (decrease) increase in cash, cash equivalents and restricted cash	(400,388)	48,245
Cash, cash equivalents and restricted cash at the beginning of the period	789,970	84,711
Cash, cash equivalents and restricted cash at the end of the period	$389,582	$132,956

Appendix
3D Systems Corporation
Unaudited Reconciliations of GAAP to Non-GAAP Measures
Three Months Ended March 31, 2022 and 2021

	Quarter Ended March 31,(1)
(in millions, except per share data)	2022				2022
	GAAP	Amortization, stock-based compensation & other	Legal, acquisition and divestiture -related	Cost optimization plan	Non-GAAP
Revenue	$133.0	$—	$—	$—	$133.0
Gross Profit	53.8	0.1	—	—	53.9
Gross Profit Margin	40.4%				40.6%
Operating expenses	77.0	$(15.2)	(4.0)	—	57.8
Operating income (loss)	(23.2)	15.3	4.0	—	(3.9)
Interest and other income (expense), net	(2.3)	—	0.3	—	(2.0)
Net income (loss)	$(26.8)	$15.3	$4.3	$—	$(7.2)
Net income (loss) EPS - basic	$(0.21)	$0.12	$0.03	$—	$(0.06)
Net income (loss) EPS - diluted	$(0.21)	$0.12	$0.03	$—	$(0.06)

Weighted Average Shares - basic	126.7				126.7
Weighted Average Shares - diluted	126.7				126.7
(1)Amounts in table may not foot due to rounding

	Quarter Ended March 31,(1)
(in millions, except per share data)	2021				2021
	GAAP	Amortization, stock-based compensation & other	Legal, acquisition and divestiture -related	Cost optimization plan	Non-GAAP
Revenue	$146.1	$—	$—	$—	$146.1
Gross Profit	64.2	0.1	—	—	64.3
Gross Profit Margin	44.0%				44.0%
Operating expenses	66.2	(13.3)	(0.7)	(1.0)	51.2
Operating income (loss)	(2.0)	13.4	0.7	1.0	13.1
Interest and other income (expense), net	38.9	—	(39.4)	—	(0.5)
Net income (loss)	$45.2	$13.4	$(37.7)	$—	$20.9
Net income (loss) EPS - basic	$0.37	$0.11	$(0.31)	$—	$0.17
Net income (loss) EPS - diluted	$0.36	$0.11	$(0.30)	$—	$0.17

Weighted Average Shares - basic	121.7				121.7
Weighted Average Shares - diluted	125.1				125.1
(1)Amounts in table may not foot due to rounding

3D Systems Corporation
Non-GAAP Operating Income to Adjusted EBITDA Reconciliation
Three Months Ended March 31, 2022 and 2021

	Quarter Ended March 31,(1)
(in millions)	2022	2021
Revenue	$133.0	$146.1

Non-GAAP Operating (loss) income	(3.9)	13.1
Depreciation	5.8	6.7
Adjusted EBITDA	$1.9	$19.8
Adjusted EBITDA Margin	1.4%	13.6%
(1)Amounts in table may not foot due to rounding

3D Systems Corporation
Reconciliation of Revenue Excluding Divestitures (Non-GAAP Measures) and Related Revenue Growth
Three Months Ended March 31, 2022 and 2021
(in Millions, unaudited)

	Quarter Ended March 31, 2022	Quarter Ended March 31, 2021	% Change
Revenue, as reported
Healthcare	$64.3	$72.5	(11.3)%
Industrial	68.7	73.6	(6.7)%
Total Revenue, as reported	$133.0	$146.1	(9.0)%

Revenue From Divestitures:
Healthcare	$—	$11.0
Industrial	—	14.2
Total Revenue	$—	$25.2

Total Revenue (Excl. Divest.):
Healthcare	$64.3	$61.5	4.6%
Industrial	68.7	59.4	15.7%
Total Revenue (Excl. Divest.):	$133.0	$120.9	10.0%